Red Bullet	Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-178754 May 11, 2012

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Awesome Again Racing Corporation

Ghostzapper

Racing Corporation

Ginger Punch

Racing Corporation

Macho Uno

Racing Corporation

Perfect Sting

Racing Corporation

Red Bullet

Racing Corporation

THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE PROSPECTUS IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE PROSPECTUS MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING.

THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF THESE SECURITIES.

The issuers have filed registration statements (including prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the issuers have filed with the SEC for more complete information about the issuers and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.qov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request them by callina toll-free (888) 638-1588.

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Please review the prospectus for an offering in its entirety prior to making an investment decision. The subscription page of the website will only permit you to subscribe for an offering if you have accessed the prospectus for that offering and affirmed your review where indicated. You are not required to make an investment decision during your first visit to our website. After reviewing the prospectus, you will have the option of subscribing online or by mail. If you wish to subscribe online, you may return to our website to do so for as long as the offering continues.

Open and Review Prospectus

Founding Investor Card

Awesome Again Racing Cooperator Ghostzapper Racing Corporation Ginger Punch Racing Corporation Macho Uno Racing Corporation Perfect Sting Racing Corporation Red Bullet Racing Corporation

You may use this website to purchase shares online only if you consent to the receipt of any future amendments or supplement the prospectuses electronically. By consenting to the electronic delivery of this information, you agree that an email notification such amendment or supplement sent to the email address you enter below is sufficient and that we may, at our option, choose email such information directly to you. You may revoke this cons: at any time by emailing the statement “I revoke my consent to electronic delivery” to . Ulna revoked, your consent will remain effective for the duration of th offering period. You may incur online connection or other costs ir receiving materials we provide to you electronically. Notwithstanding the foregoing consent, you may request a papi copy of any prospectus as then amended or supplemented by calling the following toll-free number: (833) 633-1533. Please ke a record of this number in the event you have any difficulty accessing information on this website.

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FAQ

H I have read the prospectus H I have read the prospectus H I have read the prospectus H I have read the prospectus 11 have read the prospectus H I have read the prospectus

c

First:

C m —ill*

[_ II I Cj 11 .

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Please review the prospectus for an offering in its entirety prior to making an investment decision. The subscription page of the website will only permit you to subscribe for an offering if you have accessed the prospectus for that offering and affirmed your review where indicated. You are not required to make an investment decision during your first visit to our website. After reviewing the prospectus, you will have the option of subscribing online or by mail. If you wish to subscribe online, you may return to our website to do so for as long as the offering continues.

STEP

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FAQ

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Red Bullet Racing Corporation

have read the prospectus

You may use this website to purchase shares online only if you consent to the receipt of any future amendments or supplements to the prospectuses electronically. By consenting to the electronic delivery of this information, you agree that an email notification of such amendment or supplement sent to the email address you enter below is sufficient and that we may, at our option, choose to email such information directly to you. You may revoke this consent at any time by emailing the statement “I revoke my consent to electronic delivery” to . Unless revoked, your consent will remain effective for the duration of the offering period. You may incur online connection or other costs in receiving materials we provide to you electronically.

Notwithstanding the foregoing consent, you may request a paper copy of any prospectus as then amended or supplemented by calling the following toll-free number: (888) 638-1588. Please keep a record of this number in the event you have any difficulty accessing information on this website.

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1

About The CertificateFounding Investor Card

Awesome Again Racing Corporation

Ghostzapper Racing Corporation

Ginger Punch Racing Corporation

Macho Uno Racing Corporation

Perfect Sting Racing Corporation

STEP

Choose to Purchase by Mail or Online

California > Review Prospectus

Contact: (888) 638-1588 • Terms • Privacy

Purchase Shares

The prospectuses for the offerings may be accessed in pdf format by clicking the icons below. A form of share certificate, Founding Investor Card and FAQ are being delivered simultaneously with these prospectuses and are intended to be reviewed together with the prospectuses.

Please review the prospectus for an offering in its entirety prior to making an investment decision. The subscription page of the website will only permit you to subscribe for an offering if you have accessed the prospectus for that offering and affirmed your review where indicated. You are not required to make an investment decision during your first visit to our website. After reviewing the prospectus, you will have the option of subscribing online or by mail. If you wish to subscribe online, you may return to our website to do so for as long as the offering continues.

You must have Adobe Reader installed on your computer to access the prospectuses. You may download it at no cost by clicking the button below. If you require technical assistance with downloading Adobe Reader or otherwise with accessing the materials contained on this website, please call the following toll-free number (888) 638-1588

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HORSE RACING
Founding Investor

STEP 1 Open and Review Prospectus

About The Certificate | Founding Investor Card | FAQ

Awesome Again Racing Corporation	OPEN and READ Prospectus ☑ I have read the prospectus
Ghostzapper Racing Corporation	OPEN and READ Prospectus ☑ I have read the prospectus
Ginger Punch Racing Corporation	OPEN and READ Prospectus ☑ I have read the prospectus
Macho Uno Racing Corporation	OPEN and READ Prospectus ☐ I have read the prospectus
Perfect Sting Racing Corporation	OPEN and READ Prospectus ☐ I have read the prospectus
Red Bullet Racing Corporation	OPEN and READ Prospectus ☐ I have read the prospectus

STEP 2

You may use this website to purchase shares online only if you consent to the receipt of any future amendments or supplements to the prospectuses electronically. By consenting to the electronic delivery of this information, you agree that an email notification of such amendment or supplement sent to the email address you enter below is sufficient and that we may, at our option, choose to email such information directly to you. You may revoke this consent at any time by emailing the statement "I revoke my consent to electronic delivery" to support@horseracingleagueipo.com. Unless revoked, your consent will remain effective for the duration of the offering period. You may incur online connection or other costs in receiving materials we provide to you electronically.
Notwithstanding the foregoing consent, you may request a paper copy of any prospectus as then amended or supplemented by calling the following toll-free number: (888) 638-1588. Please keep a record of this number in the event you have any difficulty accessing information on this website.

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STEP 3 Choose to Purchase by Mail or Online

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Copyright © 2012 HorseRacingLeagueIPO

Purchase Shares

Please mail your completed subscription agreement(s) and payment to:

901 S. Federal Highway Hallandale Beach, FL 33099 Attention: Samira Sharrnouj

Please Note: You must submit a separate payment for each Racing Corporation that you are purchasing shares from.

Mail Completed Subscription Agreement with Payment

STEP

5

Purchase Shares

Open & Read Subscription Agreement

Perfect Sting Racing Corporation

Red Bullet Racing Corporation

Open & Read Subscription Agreement

You will only be able to purchase shares for a Racing Corporation after you have opened, read and agreed to the Subscription Agreement of that Racing Corporation.

STEP Open & Read

Subscription Agreement

Awesome Again Racing Corporation

Open & Read Subscription Agreement

Ghostzapper Racing Corporation

Ginger Punch Racing Corporation

Macho Uno Racing Corporation

Open & Read Subscription Agreement

Open & Read Subscription Agreement

Please indicate the Racing Corporations that you are interested in.

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Continue

California > Review Prospectus > Purchase Shares Online > Subscription Agreement
Contact: (888) 638-1588 • Terms • Privacy

Purchase Shares

STEP 5 **Review & Fill Out Subscription Agreement**

(Complete Personal Information)

You must fill out a separate form for each Racing Corporation you are interested in. You may view the different forms by selecting each one from the menu below. If you are no longer interested in a Racing Corporation, please check the box in the form for that Racing Corporation indicating that you are no longer interested.

- Awesome Again Racing Corporation
- Ghostzapper Racing Corporation
- Ginger Punch Racing Corporation
- Macho Uno Racing Corporation
- Perfect Sting Racing Corporation
- Red Bullet Racing Corporation

Ginger Punch Racing Corporation

☐ I am no longer interested in this Racing Corporation

☐ This information is the same as the first

First Name

Last Name

January | 1 | 1994
D.O.B.

Address

City

California

ZIP

SSN

Email

Phone

○ Upload Government Issued ID

○ Email or Fax Government Issued ID

☐ The following statement is true:

I/we am/are not subject to back-up withholding either (1)because I/we am/are exempt from back-up withholding, (2)I/we have not been notified that I/we am/are subject to back-up withholding as a result of a failure to report all interest or dividends, or (3) the Internal Revenue Service has notified me/us that I/we am/are no longer subject to back-up withholding. Under the penalties or perjury, I/we certify that the information contained herein, including the Social Security number or taxpayer identification number given above, is true, correct and complete.

12 Shares x $10.00 = $120.00

Awesome Again Racing Corporation	10 x $10.00
Ghostzapper Racing Corporation	11 x $10.00
Ginger Punch Racing Corporation	12 x $10.00

Total: $330.00

CHECKOUT

VISA DEBIT ONLY

*The total above does not include a $3.50 per Racing Corporation convenience fee for paying with a debit card.

Copyright © 2012 HorseRacingLeagueIPO

California > Review Prospectus > Purchase Shares Online > Checkout

Contact: (888) 638-1588 • Terms • Privacy

STEP 6 Checkout

Billing Information

Test *
First Name
Test *
Last Name

Company Name
123 Street *
Address 1

Address 2
Los Angeles *
City
California *
State or Province
90066 *
Postal Code
1234567 *
Phone
test@test.com *
Email Address

Shipping Information (for your stock certificate)

☑ Shipping information is the same as billing

Test *
First Name
Test *
Last Name

Company Name
123 Street *
Address 1

Address 2
Los Angeles *
City
California *
State or Province
90066 *
Postal Code

Your Purchase

Make changes to your Subscription Agreement(s)

Awesome Again Racing Corporation	10 x $10.00
Ghostzapper Racing Corporation	11 x $10.00
Ginger Punch Racing Corporation	12 x $10.00

Total: $330.00

Payment Method

◉ **Debit Card**

*Please Note that the $3.50 per Racing Corporation convenience fee associated with payment by debit card is non-refundable if the offering for which you are subscribing does not close, or if it closes but your subscription is not accepted for any reason.

Name On Card

Debit Card Number
Visa
Card Type

CVV2 Number (What is this?)
Jan (01) / 2012
Expire Date

☑ I understand that I will be billed by each individual Race Co. that I am purchasing shares from, and that each will show up as a separate transaction in my account.

☑ I understand that if I did not upload a copy of my government issued ID, I am responsible for supplying a copy of my government issued ID via email, fax or mail.

PROCESS ORDER

HorseRacingLeagueIPO ©Copyright 2012

About the Certificate

Investors will receive a single vanity stock certificate for each registration regardless of the number of shares purchased. The vanity stock certificates will not evidence any interest in any share and will be non-negotiable and non-transferable. We intend to begin mailing vanity stock certificates to stockholders following the closing of the offering. We will mail the vanity stock certificates by two-day shipping so that certificates will be delivered soon after acceptance of your subscription and completion of processing. There will be no deliveries prior to the closing of the offerings.

About The Founding Investor Card

The “Founding Investor’s Card,” among other things, may make Investors eligible for:

Invitations to special racing corporation events with other stockholders and our Chief Executive Officer, as well as some jockeys and trainers (subject to availability)

Backstretch and paddock tours at racetracks owned and operated by The Stronach Group (subject to availability)

Winners’ circle pictures at racetracks owned and operated by The Stronach Group (subject to availability)

The opportunity to purchase two tickets to Triple Crown events if one of our horses qualifies (tickets will be allotted based on a random draw of stockholders holding Founding Investor’s Cards)

TERMS OF USE AND YOUR ACCEPTANCE OF THEM. READ BEFORE CONTINUING.

Red Bullet Racing Corporation, Macho Uno Racing Corporation,

Ginger Punch Racing Corporation, Perfect Sting Racing Corporation,

Awesome Again Racing Corporation and Ghostzapper Racing Corporation (collectively, the “Company”) are pleased to provide you with the information, content, tools, products and services on their web site at www.horseracingleagueipo.corn. Your use of the website is subject to these Terms of Use (“Terms”).

These Terms are a binding agreement between you and the Company. By using or accessing the website, you accept and agree to be bound by these Terms. Your use of the website is governed by the version of the Terms in effect on the date the website is accessed by you. The Company may modify these Terms at any time and without prior notice. You should review the most current version these Terms by visiting the website and clicking on the Terms hyperlink located at the top of the page. These Terms are in addition to any other agreements between you and the Company.

USE OF THE WEBSITE

The website is intended only for your personal, non-commercial use, unless you and the Company have agreed otherwise in writing.

COPYRIGHT POLICY, LINKING POLICY AND TRADEMARKS

The website is protected by applicable copyright laws. Accordingly, you may not copy, distribute, modify, post or frame-in the website, including any text, graphics, video, audio, software code, user interface design or logos. Under no circumstances may you link to the website from another website.

All trademarks and service marks on the website belong to the Company or an affiliate.

TIMELINESS OF CONTENT

All content on the website is presented only as of the date published or indicated, and may be superseded. You are responsible for setting the cache settings on your browser to ensure you are receiving the most recent data.

PROHIBITED USES

Because all servers have limited capacity and are used by many people, do not use the website in any manner that could damage or overburden any Company server, or any network connected to any Company server. Do not use the website in any manner that would interfere with any other party’s use of the website.

DISCLAIMER OF WARRANTIES

THE COMPANY DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES ABOUT THE WEBSITE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. THE WEBSITE IS MADE AVAILABLE TO YOU “AS IS” AND “AS AVAILABLE” AND THE COMPANY DOES NOT WARRANT THAT ANY DEFECTS OR INACCURACIES WILL BE CORRECTED.

THE COMPANY DOES NOT WARRANT THAT THE WEBSITE WILL MEET YOUR NEEDS, OR THAT IT WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR-FREE.

CHANGES TO THE WEBSITE

Unless otherwise agreed, the Company may discontinue or modify the website at any time without prior notice to you, and you accept those modifications if you continue to use the website.

TERMINATION

The Company may terminate your access to the website for any reason, without prior notice.

GOVERNING LAW

Unless otherwise agreed, these Terms and their enforcement are governed by the laws of the State of Delaware, without regard to conflicts of law, and shall inure to the benefit of the Company’s successors and assigns, whether by merger, consolidation, or otherwise.

SEVERABILITY

If a court of competent jurisdiction deems any provision unenforceable, that provision will be enforced to the maximum extent permissible, and the remaining provisions will remain in full force and effect.

Copyright © 2012

THE STRONACH GROUP INTERNET PRIVACY POLICY

If you participate in the investments offered, we will have to collect certain personal, private financial information. We take your privacy concerns seriously. Please read the following statement of our privacy policy carefully before providing any requested information. Your providing such information indicates that you have read and agree to the policy set forth below:

WHAT WE COLLECT:

We will collect, directly from you, your name, address, telephone number, and e-mail address (and any company name, address and telephone number, if applicable). We will collect account information, including bank routing number and account number, necessary to complete any transaction you initiate and the additional information requested in the subscription documentation you complete, including information about your suitability to engage in any transaction you initiate under state law. We may also collect and retain certain nonpublic information about you such as an address we receive from a third party when you have moved. We do not perform credit or background checks on new customers.

HOW WE USE THE COLLECTED INFORMATION:

We use the collected information for the purpose of completing the transactions you initiate or authorize and maintaining a record of the transactions for accounting purposes. We will occasionally disclose nonpublic information about you to affiliates and non-affiliates as permitted by law for purposes related to your investment. Instances in which we will share information include disclosing your name and address to companies that participate in the preparation and mailing of investment-related materials such as proxy solicitation materials (note that these companies may not use the information for any other purpose).

Except as set forth in the preceding paragraph, we do not rent, sell or give away your information to entities unrelated to us for any purpose whatsoever, unless required by law or properly issued judicial or investigative process to do so. If you enter into a transaction with us, we may share your information with affiliates who offer similar investment opportunities. If you prefer that your information not be shared, you may notify us of that fact in writing by e-mailing The Privacy Department at

SECURITY OF INFORMATION

The information you provide on this site is encrypted for your security. We maintain the information collected on secure servers with anti-hacking protection and limit access to the information to authorized users who require access in the ordinary course of performing their duties. We take all reasonable precautions to protect this information from unauthorized access. The system will automatically collect cookies if your internet system is so enabled; however, we will make no use of any such information. We will comply with all applicable state and federal laws and regulations concerning the privacy of your information.

CHILDREN’S ONLINE PRIVACY PROTECTION

We do not allow persons under the age of 18 to initiate transactions. We will not knowingly collect and retain information concerning persons under that age. Persons under that age should not submit personally identifiable information; any transaction to be initiated on behalf of a person under the age of 18 must be done by a parent, guardian or agent over the age of 18 and in the parent, guardian or agent’s name and we will assume no responsibility to anyone other than the individual in whose name the transaction is initiated.

CHANGES TO PRIVACY POLICY

We reserve the right to modify or change the Privacy Policy at any time. We will promptly reflect any such changes on this webpage. Please review th Privacy Policy periodically during the course of your business relationship with us.

CONTACT US

If you have questions or concerns related to the Privacy Policy, please contact us at (888) 638-1588.

Frequently Asked Questions

The following FAQ’s apply to all six of the offerings.

Q: What is the Horse Racing League?

A: We and our sister companies intend to refer to ourselves collectively, and to brand ourselves as “The Horse Racing League.” We expect to campaign one or more of our horses as “Horse Racing League” horses and that “The Horse Racing League” will appear on marketing collateral and merchandise offered for sale at racetracks owned by The Stronach Group. “The Horse Racing League” will also be used for branding purposes in connection with the offering and is intended to convey the spirit of sportsmanlike competition we hope to foster among the Racing Companies. It is anticipated that racing results, aggregate winnings and other information about the Racing Companies will be disclosed on an HRL website to be launched following the completion of the offering once such information, to the extent material, has been disclosed in a manner compliant with Regulation FD.

Q: What are the six companies that make up the Horse Racing League?

A: The six corporations are Red Bullet Racing Corporation, Macho Uno Racing Corporation, Ginger Punch Racing Corporation, Perfect Sting Racing Corporation, Awesome Again Racing Corporation and Ghostzapper Racing Corporation.

Q: What are the Racing Companies offering and what do they do?

A: We offer a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in a company owning thoroughbred racehorses at a minimum level of financial commitment that is significantly lower than that which ordinarily accompanies such an opportunity. Each of the Racing Companies currently owns 20 thoroughbred racehorses. Each thoroughbred racehorse was a yearling when purchased in the fourth quarter of 2011 and is currently a two-year old.

Q: How will the company generate revenues?

A: We intend to pursue opportunities to realize revenues from two principal activities: racing our horses during our operating period and selling our horses in claiming races or in connection with the liquidation of our assets or otherwise.

Q: How long will the company operate for?

A: We intend to continue training our thoroughbreds, and to race those that are determined to be suitable for racing, until November 2, 2013. We refer to the period during which we train and race our thoroughbred racehorses as our “operating period.” Following the operating period, there will be no trading in our common stock and our activities will be limited to liquidating and winding up our business. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

Q: Are there risks associated with the investment?

A: Yes. Investing in thoroughbred racehorses is a speculative activity and involves a high degree of risk. The most frequent financial outcome from ownership of a thoroughbred racehorse or an equity interest in a thoroughbred racehorse is the partial or total loss of invested capital. You should carefully read the information set forth under “Risk Factors” and the other information set forth in this prospectus before investing in our common stock.

Q: What is the offering price of the company’s common stock?

A: Our common stock is being offered for $10.00 per share.

Q: Are there any additional charges?

A: Yes. Purchases made by debit card are subject to a $3.50 per transaction convenience fee.

Q: How long will the offering be open?

A: This offering will start on the date the registration statement of which this prospectus is a part is declared effective by the SEC and continue for a period of up to 90 days.

Q: Is there a minimum investment I must make?

A: Yes. The minimum investment in the offering is $100.

Q: Is there a limit on the amount of any Racing Company I may own?

A: Yes. Each of the states in which we intend to race our horses requires owners of in excess of a specified percentage of our stock to be licensed as a thoroughbred owner or that the applicable regulatory authority be notified of the identities of some or all of our shareholders before our horses can race in that state. The threshold percentages vary from state to state and the lowest applicable threshold for owner licensing is 3% ownership (except that New York requires licensing of every stockholder of a corporation with less than 35 owners). Under our restated certificate of incorporation, if you own or control 3% or more of our capital stock you must take specified steps to comply with the owner licensing and notification requirements in each jurisdiction where ownership of 3% or more of our capital stock may trigger such a requirement and in which we conduct or propose to conduct racing activities. You will be deemed to consent to the performance of any personal background investigation or fingerprinting that may be required. If you fail to seek or are denied a license necessary to avoid any impairment of our ability to race our horses, or if your ownership of our stock is deemed likely, in the discretion of our board of directors, to jeopardize or impose materially burdensome terms on any racing license we hold (or delay our application for any racing license) or if you otherwise adversely affect any of our other material legal or contractual rights, your capital stock (or the portion thereof causing any of the foregoing consequences) will be immediately redeemable by us at a price specified by the racing authority or, if not so specified, at a price equal to (i) if paid in cash, an amount equal to a pro rata portion of the book value of our net tangible assets and (ii) if paid by the issuance of a promissory note, the amount described herein. We may pay all or any portion of the redemption price with a promissory note having a term ending on the Distribution Date (subject to extension of a pro rata portion of the promissory note in the event a portion of our liquidation proceeds is distributed on a later date) and bearing interest at the lowest “applicable federal rate,” which is the rate published monthly by the Internal Revenue Service for purposes of identifying the lowest stated interest rate that will not result in any portion of principal being treated as interest. Payments under any such promissory note will be pari passu with other liquidating payments and holders of such promissory notes will not have any right to payment in preference to our common stockholders. We expect to satisfy all redemptions through the issuance of such promissory notes but reserve the right to pay cash if our Board of Directors concludes that it is in our best interest to do so. We intend to amend our certificate of incorporation prior to the closing of the offering to clarify that the owner licensing and notification provisions of our certificate of incorporation will apply with respect to New York (such provisions will not, however, require an owner of less than 3% of our capital stock to be licensed in New York even if we have less than 35 owners). Pending redemption, you will not be entitled to receive any dividend, payment, distribution or interest or exercise any voting rights with respect to our capital stock. See “Business-Government Regulation.”

Q: Where will the Racing Companies seek to race their horses and is there any limitation on their ability to do so? When will the horses begin racing?

A: We currently intend to race our horse in Florida, California, Kentucky, Maryland and New York and, if we are able to obtain appropriate licenses to do so, in Ontario, Canada. Each of the jurisdictions in which we currently intend to race our horses and many jurisdictions in which we may in the future seek to race our horses require licenses of owners seeking to enter a horse in a race. We will be required to maintain owner’s licenses in each of the jurisdictions in which we seek to enter our thoroughbred racehorses. Certain of our officers and other operating personnel are required to file applications with the racing authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these racing authorities. If any such person were found to be unsuitable for licensing, we might be required to eliminate such person from being involved in our operations. In addition, each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require owner licenses to be obtained by holders of an equity interest above a threshold level in an entity that seeks to enter a horse in a race or require regulatory notifications regarding such owners. Because we may be unable to directly confirm the identities of persons holding shares in brokerage accounts (or otherwise in “street name”) at levels requiring them to be licensed as owners or requiring the provision of regulatory notifications, we are seeking regulatory interpretations and/or relief in certain states from owner licensing and notification requirements as they apply to shares held in street name. We have received regulatory responses in Florida, Maryland and Kentucky that we believe will facilitate secondary market trading of our common stock consistent with the regulatory requirements of those jurisdictions. (Secondary market trading of our common stock in California is restricted for independent reasons.) We have been advised by regulatory authorities in New York that our horses will be eligible to race in New York even if there is a shareholder whose identity has not been disclosed to such regulatory authorities provided that we have made all reasonable and good faith efforts to identify new shareholders to such regulatory authorities, but such regulatory authorities have reserved broad discretion to revoke our racing privileges and there has been no waiver of New York owner licensing requirements. Accordingly, we cannot assure you that our horses will be entitled to race in New York. We continue to seek regulatory relief in various other states where we may determine to race our horses in the future and in Ontario, Canada but there can be no assurance that we will be able to race our horses in any such jurisdiction. We expect to begin racing our horses during the third quarter of 2012.

Q: May I purchase shares of the company’s common stock with another person?

A: You may purchase shares of our common stock with your spouse with the shares to be registered as joint tenants. You may not otherwise purchase shares with another person.

Q: Are there any registrations that are not allowed?

A: Shares cannot be registered as a Transfer on Death (TOD) registration. “Transfer on Death” or “TOD” registration is defined as a registration under a state law regarding the transfer of the shares on death of one or more holders of the security. This is not the same as the Joint Tenant registration.

Q: If I purchase shares of the company’s common stock, will I be able to resell or transfer the shares to other people?

A: Yes. You may sell, assign or otherwise transfer shares of our common stock to a third party during our operating period, as further described in this prospectus. However, there currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We may seek to have our shares traded on the OTCQB market, although no assurance can be given that our shares will trade on the OTCQB or any other market. Even if our common stock is traded on the OTCQB or another market, such trading may be limited by or required to be discontinued as a result of various circumstances. It may be necessary to discontinue trading to assure compliance with state regulatory requirements related to licensing of significant stockholders of the company. State securities laws may limit secondary trading of our common stock because we may not be registered or qualified in or be able to qualify for a secondary trading exemption in particular states, in which case shares of our common stock could not be offered or sold to residents of those states. We have been advised that the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering. Even if a market for our common stock develops, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond our control. The terms of the subscription agreement relating to the offering requires you to notify us in writing at 901 S. Federal Highway, Hallandale Beach, FL 33099 prior to any share transfer.

Q: Will I receive a tax deduction for purchasing shares of the company’s common stock?

A: No. Your purchase is not tax deductible.

Q: Will I receive any special benefits for purchasing shares of the company’s common stock in the offering rather than in the secondary market?

A: Individuals purchasing our common stock in the offering will receive a “Founding Investor” card, which, among other things, may make them eligible for:

•	invitations to special racing corporation events with other stockholders and our Chief Executive Officer, as well as some jockeys and trainers (subject to availability);

•	backstretch and paddock tours at racetracks owned and operated by The Stronach Group (subject to availability);

•	winners’ circle pictures at racetracks owned and operated by The Stronach Group (subject to availability);

•	the opportunity to purchase two tickets to Triple Crown events if one of our horses qualifies (tickets will be allotted based on a random draw of stockholders holding Founding Investor cards).

All privileges of stockholders holding Founding Investor cards may be withdrawn, or changed, at our sole discretion.

Q: How many votes will I receive for purchasing the company’s common stock?

A: Each holder of our common stock is entitled to one vote for each share of our common stock held by him or her and registered in his or her name on our books.

Q: Is anyone prohibited from purchasing shares of Common Stock?

A: Yes. Please refer to the suitability requirements described in “-Summary of the Offering” and “Plan of Distribution-Procedures for Subscribing.” If you have additional questions regarding the prospectus, the terms of the offering or the subscription agreement, you may contact Samira Sharmouj, toll-free at 1-888-638-1588.

Q: Will the company’s common stock continue to trade after the operating period?

A: Our by-laws provide that following the completion of our operating period, equity interests may not be transferred, as described in “Description of Capital Stock-Restriction on Transfer.”

Q: When will the proceeds from the sale of the company’s assets be distributed?

A: We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than March 31, 2014.

Q: How do I purchase shares of the company’s common stock?

A: We plan to permit investors who wish to do so to review this prospectus and complete their subscriptions online at a web site we intend to establish at the internet address www.horseexchangeipo.com. Other than the prospectus in electronic format, the information on such website is not part of this prospectus. You may also complete your subscription by properly completing the subscription agreement and returning it with payment to 901 S. Federal Highway, Hallandale Beach, FL 33099, Attention: Samira Sharmouj. We also plan to market our common stock through roadshow presentations at Golden Gate Fields in Berkeley, California and Pimlico Race Course in Baltimore, Maryland, which are owned and operated by The Stronach Group, and possibly at additional racetracks. The roadshow presentations at these locations will be open to residents of states in which the offering has been registered. We plan to maintain physical booths at these racetracks to create awareness of the roadshow presentations. Prospectuses and (after effectiveness of the registration statements to which the offerings relate) subscription materials will be made available at the roadshows and at the information booths. We may also conduct roadshow presentations and/or maintain information booths at major horse auctions. If you have additional questions regarding the Horse Racing League, the Racing Companies, this prospectus, the terms of the offering or the subscription agreement, you may contact Samira Sharmouj, toll-free at 1-888-638-1588.

Q: How will I know that my order placed online was received for processing?

A: You will receive a confirmation receipt after your order is successfully placed.

Q: Where do I mail the subscription agreement?

A: If you purchase by mail rather than online, you should mail the properly completing the subscription and returning it with payment to 901 S. Federal Highway, Hallandale Beach, FL 33099, Attention: Samira Sharmouj.

Q: Can I send the subscription agreement by facsimile?

A: No. We will not accept or process subscription agreements received by facsimile.

Q: How can I pay for shares of the company’s common stock?

A: Funds may be delivered in cash or by check, wire transfer or, subject to our completion of arrangements with our payment processor, debit card. Prospective investors delivering funds by debit card will be required to pay, in advance, a non-refundable $3.50 per transaction convenience fee. Payments by check will be deposited by us directly into an account under the control of American Stock Transfer & Trust Company, LLC as escrow agent. Cash and debit card payments will be deposited by us into a segregated account and wire transferred in batch daily to the AST escrow account.

Q: Can I use more than one debit card per transaction?

A: No.

Q: Will I receive a certificate for every share of stock I order?

A: You will receive a single vanity stock certificate for each registration regardless of the number of shares purchased. The vanity stock certificates will not evidence any interest in any share and will be non-negotiable and non-transferable. We intend to begin mailing vanity stock certificates to stockholders following the closing of the offering.

Q: How will the vanity stock certificates be delivered to me?

A: We will mail the vanity stock certificates by two-day shipping so that certificates will be delivered soon after acceptance of your subscription and completion of processing. There will be no deliveries prior to the closing of the offering.

Q: Do I have to sign for the package delivery?

A: No.

Q: How can I make gifts of the company’s common stock?

A: If you desire to purchase our common stock for others, you may do so online at www.horseracingleagueipo.com. If ordering by mail, you should complete the section “Gifts to Others” in the subscription agreement, including the registered address to which all shareholder correspondence should be sent. If the recipient is a minor, the purchaser will need to designate a custodian for the gift share(s) until the recipient reaches the age of majority. Gift shares may be shipped to any street address in a permitted U.S. state (no P.O. boxes).

Q: Can residents of any state purchase the company’s common stock?

A: No. Only residents of states where the registration of the offering has become effective will be eligible to purchase our common stock. We are seeking to register the offering in California, Florida, Illinois, Kentucky, Maryland, Michigan, New Jersey, New York, Ohio, Oregon, Pennsylvania and Texas.

Q: Can I purchase in the U.S. or in a U.S. territory and have the vanity stock certificate shipped to an international address?

A: No. At this time, we cannot ship vanity stock certificates internationally.

Q: Can a vanity stock certificate be shipped to APO/FPO addresses?

A: No. We can ship only to street addresses in permitted U.S. states.

Q: What happens if the company does not accept my subscription agreement?

A: We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by us to the subscriber, without interest or deductions, except that no refund will be made of the $3.50 per transaction convenience fee associated with a debit card transaction.

Q: I realized I made a mistake on the shipping address when I viewed my tracking information. Can I get the correct information to the company so the vanity stock certificate is delivered to the right address?

A: Through the shipping process, the incorrect address may be corrected automatically by UPS, however this may not occur in all instances. Undeliverable certificates will be returned to our transfer agent, American Stock Transfer & Trust Company, LLC, who will then contact the shareholder for the correct address for shipping.

Q: Where can I get more information?

A: For any other questions, please use this toll-free number-1-888-638-1588.